Exhibit 99.1

Large Scale Biology Corporation Secures Equity Line of Credit up to $15,000,000 from Southridge Capital Management LLC’s advised fund, Brittany Capital Management Ltd. and Bridge Financing from CEO and Chairman

VACAVILLE, CALIFORNIA, August 8, 2005 – Large Scale Biology Corporation (Nasdaq:LSBC) entered into a three-year private equity agreement with a Southridge Capital Management LLC advised fund, Brittany Capital Management Limited, which permits the Company to deliver from time to time puts requiring Brittany Capital to purchase up to $15,000,000 of LSBC common stock. Proceeds of the stock sales are expected to be used for Company general working capital purposes and for the retirement of certain bridge debt.

Under terms of the agreement and with certain restrictions LSBC shall have a right to periodically put common shares to Brittany Capital for which it will pay LSBC cash at a seven percent (7%) discount to the then market price calculated over a 10 trading day period. The agreement commits LSBC to put shares having a minimum aggregate purchase price of  $2,000,000 over the 3-year term and limits Brittany’s purchase obligation to a maximum of $15,000,000 during such term. Notwithstanding these limits, the maximum aggregate number of common shares issuable to Brittany Capital shall not exceed approximately 6,430,000, unless the Company seeks and obtains stockholder approval in accordance with rules and requirements of the NASD and Nasdaq.  LSBC will file with the Security and Exchange Commission (SEC) a registration statement on SEC Form S-1 with respect to the resale of the securities by Brittany Capital. JPC Capital Partners, Inc. acted as agent for the transaction. For additional information, please see the Company’s filing on SEC Form 8-K.

Separately, LSBC received an aggregate of $1,000,000 on August 5, 2005 in term loan financing in exchange for secured promissory notes issued to Kevin J. Ryan, LSBC’s President and Chief Executive Officer and a member of the Board of Directors, and Robert L. Erwin, Chairman of the Board of Directors, in exchange for loans in the amounts of $750,000 and $250,000, respectively and accompanying warrants. Loan proceeds will be used for near term working capital needs.

The notes bear interest at greater of Prime Rate plus 200 basis points or seven and one-quarter percent (7 ¼%) and the principal is due January 31, 2006, with interest to be paid on a monthly basis.  Principal and interest may be prepaid by the Company at any time without penalty.  The notes are secured by a second mortgage on the real estate of the Company’s wholly-owned manufacturing subsidiary, Large Scale Bioprocessing, Inc., which is subject to and subordinate to the mortgage and senior rights of a first lienholder.

In connection with the promissory notes, the Company issued common stock purchase warrants that may be exercised commencing on February 5, 2006 and which expire on February 5, 2011. Mr. Ryan and Mr. Erwin, the holders of the warrants, may purchase up to approximately 463,000 and 154,000 shares, respectively, of the Company’s common stock at the exercise price of $0.81 per share, the closing bid price of the Company’s common stock on August 4, 2005. Please see the Company’s filing on SEC Form 8-K for additional information.

About Large Scale Biology Corporation
Large Scale Biology Corporation uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease. Corporate offices, R&D laboratories and Predictive Diagnostics, Inc., a wholly-owned subsidiary are headquartered in Vacaville, California and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at  www.lsbc.com. For more information about Predictive Diagnostics, Inc., visit the website at www.predictivediagnostics.com.

LSBC is a trademark of Large Scale Biology Corporation.